POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS THAT I, AMY GEORGE, hereby
make, constitute and appoint SCOTT J. POSNER and MELISSA KLAUDER, as my true and lawful attorneys-in-fact, to execute and file all instruments, documents, certificates and other items required to be executed and filed with the Securities and Exchange
Commission by me under and pursuant to Section 16(a) of the Securities and Exchange
Act of 1934, as amended, as a result of my position with TEREX CORPORATION, including, without limitation, all Forms 3, 4 and 5 that may be required as a result of my transactions in equity securities of TEREX CORPORATION while a director or officer of TEREX CORPORATION.

    IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of
November, 2019.

                        _/s/Amy George______________________
                        Amy George